WILLARD MILLS ADVISORY, LLC

I.  CODE OF ETHICS/INSIDER TRADING

A.	CODE OF ETHICS

This Code of Ethics (“Code”) is adopted in compliance with the requirements of Rule 204A-1 under the Act.  In addition, this Code is adopted to ensure compliance by WMA with the requirements of Rule 17j-1 under the 1940 Act.

1.	Standards of Business Conduct

This Code seeks to ensure compliance with fiduciary standards required of WMA and its personnel  and is based on the principles that (i) Access Persons owe a fiduciary duty to, among others, all clients of WMA, to conduct their personal transactions in Covered Securities in a manner which neither interferes with client portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s knowledge of non-public information about and relationship to any clients; (ii) as a fiduciary, WMA and its Supervised Persons owe clients the highest duty of trust and fair dealing; and (iii) Supervised Persons must, in all instances, place the interests of clients ahead of the Supervised Person’s own personal interests or the interests of others.

Supervised Persons must adhere to these general fiduciary principles and comply with the specific provisions and associated procedures of this Code.  Accordingly, Supervised Persons must not:

•	employ any device, scheme or artifice to defraud a client;
•	make any untrue statements of material fact or omit to state a material fact necessary to make statements not misleading;
•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon clients;
•	engage in any manipulative practice with respect to its clients; or
•	engage in any manipulative practice with respect to securities including price manipulation.

Furthermore, all Supervised Persons are required to comply will all applicable Federal securities laws, as well as the terms and provisions of this Code, the Manual and any other applicable laws, rules, regulations, policies and procedures.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with the terms of this Code and the associated procedures will not automatically insulate an Access Person from scrutiny and liability in instances where the personal transactions in a Covered Security undertaken by such Access Person shows a pattern of abuse of such Access Person’s fiduciary duty to clients or a failure by a Supervised Person to adhere to these general fiduciary principles.

2.	Provision of the Code and Acknowledgment of Receipt

a.	Initial Provision – Acknowledgment of Receipt

Within 10 days of becoming a Supervised Person colleagues are required to certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the provisions set forth in the Code.  The CCO is responsible for delivery of the Code and the receipt of the required acknowledgments.  See also Section I.and the acknowledgment of receipt described in that section.

b.	Amendments

The CCO shall provide all Supervised Persons with any amendments to the Code.  All Supervised Persons shall provide to the CCO the acknowledgment of receipt of the amended Code as described above, for the initial provision of the Code, within 10 days of being provided with an amendment.   See also Section I. and the acknowledgment of receipt described in that section.

c.	Annual Certification of Compliance

Each January, all Supervised Persons are required to certify that they have received and read the provisions of the Code.  Such certification shall also include a statement that the Supervised Person has complied with the requirements of the Code and applicable laws, rules statutes and regulations.  The CCO is responsible for delivery of the annual certification and the receipt of the executed annual certification.  See also Section I. and annual acknowledgment described in that section.

3.	Reporting Violations

All personnel of WMA must promptly report improper or suspicious activities, including any suspected violations of the Code and/or the Manual.  Issues can be reported to the CCO in person, or by telephone, email or written letter.  Any reports of potential violations will be thoroughly investigated by the CCO, who will report directly to President on the matter.

4.	Definitions

a.	Access Person

Access Person means:

•	Any of WMA’s Supervised Persons who (i) have access to nonpublic information regarding any WMA clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, (ii) is involved in making securities recommendations to WMA clients, or (iii) has access to the securities recommendations made to WMA clients that are nonpublic; or
•	All of WMA’s directors and officers.

The CCO has the responsibility for determining those Supervised Persons of WMA that are Access Persons, and for maintaining the current list of Access Persons.  Each Access Person will be informed by the CCO of their status as an Access Person, not less than annually and upon the immediate determination that they have been deemed an Access Person.

b.	Beneficial Ownership

Beneficial Ownership means an Access Person having or sharing a direct or indirect pecuniary interest (i.e. the opportunity, directly or indirectly, to profit or share in any profit) in Covered Securities, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.  As a general matter, Beneficial Ownership will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership.  An individual’s Beneficial Ownership shall include, but not be limited to, Covered Securities held by members of that individual’s immediate family sharing the same household.  Any questions and issues regarding the definition of Beneficial Ownership should be directed to the CCO.

c.	Covered Security

Covered Security means a security as defined in Section 202(a)(18) of the Act (generally, all securities of every kind and nature), except that it does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by any money market funds;
•	Shares issued by open-end mutual funds, except those that are Reportable Funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds.

d.	Initial Public Offering (“IPO)

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

e.	Limited Offering

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rules 504, 505 or 506 under the Securities Act of 1933.

f.	Purchase or Sale of a Covered Security

The purchase or sale of a Covered Security includes, among other things, the writing, buying, selling or exercise of an option to purchase or sell a Covered Security.

g.	Reportable Fund

Reportable Fund means:

•	Any fund for which WMA serves as an investment adviser as defined in section 2(a)(2) of the 1940 Act; or
•	Any fund whose investment adviser or principal underwriter controls WMA, is controlled by WMA, or is under common control with WMA.

Pursuant to the above definition, the Funds are Reportable Funds.

h.	Supervised Person

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or personnel of WMA, or other person who provides investment advice on behalf of WMA and is subject to the supervision and control of WMA.  The CCO has responsibility for maintaining the list of all Supervised Persons of WMA.  All Supervised Persons of WMA are deemed also to be Access Persons.  See also Section I.C.

5.	Prohibited Transactions and Activities – (See Also Exemptions in Section 8)

a.	Conflicts of Interest

No Access Person shall induce or cause any WMA client to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the client.  Examples of this would include causing a client account to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the client to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment.

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect Beneficial Ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:  (i) is being considered for purchase or sale by a client or (ii) is being purchased or sold by a client.

b.	Competing with Client Trade

No Access Person shall use knowledge of the portfolio transactions of any client to profit by the market effect of such transactions.  One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns.  However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of this Code have been violated.

c.	Initial Public Offerings

All Access Persons are prohibited from acquiring Beneficial Ownership in any security distributed in an Initial Public Offering, without obtaining the prior written approval of the CCO.  Any request for pre-clearance is to be submitted to the CCO utilizing the Securities Transaction Pre-Clearance Form, attached as Exhibit X.

d.	Limited Offering Restrictions

All Access Persons are prohibited from acquiring Beneficial Ownership in Covered Securities for their personal accounts distributed in a Limited Offering, without the express prior written approval of the CIO.   Any request for pre-clearance is to be submitted to the CIO, copying the CCO, utilizing the Securities Transaction Pre-Clearance Form, attached as Exhibit X.  In instances where Access Persons, after receiving prior approval, acquire a Covered Security in a Limited Offering, Access Persons have an affirmative obligation to disclose this investment to the CIO, copying the CCO if the Access Person participates in any subsequent consideration of any potential investment by any client of WMA in the issuer of those Covered Securities.  A decision by WMA to purchase for a client Covered Securities of such an issuer (following a purchase by an Access Person in an approved personal transaction) will be subject to an independent review by the CIO so long as the person conducting such review has no personal interest in the issuer.

e.	Personal Trading Restrictions

All Access Persons are prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans where the Access Person retains investment discretion), without express prior written approval of the CIO, copying the CCO.  Any request for pre-clearance is to be submitted to the CIO utilizing the Securities Transaction Pre-Clearance Form, attached as Exhibit X.     Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to the other prohibitions and requirements enumerated in this Code.

f.	Blackout Periods

All Access Persons are prohibited from executing a personal transaction in any Covered Security on a day during which any client portfolio has a pending “buy” or “sell” order for that Covered Security, until such order is either executed or withdrawn.  In addition, Fund Managers are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Fund for which they serve as the Fund Manager purchases or sells the same Covered Security.  Any Access Person executing a personal transaction in contravention of the above listed blackout period will be subject to sanctions as provided in the Code, which may include unwinding of the transaction or disgorgement of profits.  Notwithstanding the foregoing, a purchase or sale of a Covered Security by an Access Person is not prohibited within this period if: (i) the only purchase or sale of the same Covered Security during the period was affected by a Fund that is an exchange traded fund (“ETF”); (ii) the ETF’s transaction in the Covered Security resulted from an in-kind creation/redemption transaction (“Creation/Redemption Transaction”); and (iii) the Access Person’s transaction in the Covered Security was made without knowledge of the Creation/Redemption Transaction. An Access Person that executes a personal transaction in an ETF portfolio security must confirm, at the time of requesting pre-clearance, that the transaction is being executed without the knowledge of the placement or potential placement of any in kind creation/redemption transaction with the ETF.

g.	Gift Policy

All Supervised Persons are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a Nominal Value ($100) in any year from any person or entity from, to or through whom WMA purchases or sells Covered Securities, or from any issuer of Covered Securities.  This prohibition does not apply to:

•	salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of a Supervised Person’s employment;
•	the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;
•	the acceptance of advertising or promotional material of Nominal Value, such as pens, pencils, note pads, key chains, calendars and similar items;
•	the acceptance of non-monetary gifts, meals, refreshments, or entertainment of Nominal Value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or
•	the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

Except for items of Nominal Value, Supervised Persons will report to the CCO any gift, favor, preferential treatment, valuable consideration, or other thing of value in any year from any person or entity from, to or through whom WMA utilizes to purchase or sell Covered Securities, or from any issuer of Covered Securities, and the portion of the gift policy in Section 5(g) of this Code that permits receipt.  Supervised Persons will utilize the Gifts and Entertainment Report, attached hereto as Exhibit Y.

6.	Reporting

a.	Initial Holdings Report

Each Access Person must provide the CCO with a written report of the Access Person’s current securities holdings within 10 days after the person becomes an Access Person, which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.  Each securities holdings report must provide, at a minimum, the following information:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;
•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•	the date the Access Person submits the report.

The initial holdings report need not provide information with respect to Covered Securities, which includes the Funds, over which the Access Person had no direct or indirect influence or control at the time he or she became an Access Person.  Access Persons are to utilize the Report of Securities Holdings Form, attached hereto as Exhibit Z.

b.	Annual Holdings Report

All Access Persons shall, no later than forty-five (45) calendar days after the end of the calendar year, submit a report to the CCO containing the following information current as of the end of the calendar year:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;
•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•	the date the Access Person submits the report.

The annual holdings report need not provide information with respect to Covered Securities, which includes the Funds, over which the Access Person had no direct or indirect influence or control at the time he or she became an Access Person.  Access Persons are to utilize the Report of Securities Holdings, attached hereto as Exhibit Z.

c.	Quarterly Transaction Report

Each Access Person must provide the CCO with a written record of his/her personal securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions in Covered Securities during the quarter. The report must provide, at a minimum, the following information about each transaction involving a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the Access Person submits the report.

Access Persons are to utilize the Quarterly Transaction Report Form, included as Exhibit AA to make the required reporting.

7.	Brokerage Accounts

Access Persons must disclose all brokerage accounts for which they have Beneficial Ownership to the CCO by utilizing the Report of Securities Holdings Form or the Quarterly Transaction Report Form.

8.	Exempt Transactions

The prohibitions and requirements of Section 5 of the Code do not apply to:

•	Purchases or sales effected in any account over which the Access Person has no direct influence or control.
•	Purchases or sales which are non-volitional on the part of the Access Person.
•	Purchases which are part of an automatic dividend reinvestment plan or an automatic payroll deduction plan whereby WMA personnel purchase Covered Securities issued by an employer.
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of Covered Securities to the extent such rights were acquired from such issue, and any sales of such right so acquired.
•	The prohibitions of Section 5(e) and (f) of this Code do not apply to any transaction of less than $10,000 provided, however, that the prohibitions of Section 5(f) shall apply regardless of amount to personal transactions of any Fund Manager when compared to the transactions of the Fund of which he or she is the Fund Manager, and to any personal purchase or sale of a Fund.

9.	Sanctions

The CCO will review all reports submitted according to this Code.  Upon discovering a violation of this Code, the CCO will report such violations to the Board of Directors of WMA and President, who may impose such sanctions as they deem appropriate upon the person committing the violation, subject to the personnel policies and procedures of Huntington Bancshares, Inc.  The filing of any false, incomplete or untimely reports, as required by this Code, may (depending on the circumstances) be considered a violation of this Code.

10.	Records

This Code, records of any violations of this Code and any actions taken as a result of such violations, a copy of each Report of Securities Holdings Form and Quarterly Transaction Report Form submitted under this Code (including any information provided in lieu of such reports) and a list of all persons required to submit reports under this Code shall be preserved in accordance with the requirements of the Act.  The CCO has responsibility for the maintenance of these required records.

11.	CCO/CIO Conflict of Interest

In any instance under this Code where the CCO would experience a conflict of interest, in appearance or in fact, in performing his or her duties due to an issue under review involving the CCO’s conduct (including the CCO’s routine personal securities transactions and holdings reporting), a Corporate Compliance Officer of the Bank will perform the CCO’s applicable duties to the extent necessary to alleviate the conflict.

In addition, in any instance under this Code where the CIO would experience a conflict of interest, in appearance or in fact, in performing his or her duties due to an issue under review involving the CIO’s conduct (including the CIO’s routine personal securities transactions), the CCO will perform the CIO’s applicable duties to the extent necessary to alleviate the conflict.

B.	INSIDER TRADING POLICY

1.	Introduction

Section 204A of the Act requires investment advisers to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the investment adviser or any person associated with the investment adviser.

2.	Policy Statement

WMA forbids any officer or personnel from trading, either personally or on behalf of others, including client accounts, while in possession of material non-public information in violation of the law. Any questions regarding WMA’s policies and procedures regarding insider trading should be referred to the CCO.

Generally, it is illegal for a person in the possession of material non-public information about securities that might affect the value of those securities to:  (i) trade in those securities; or (ii) transmit that information to others who trade in those securities. Because the law dealing with insider trading involves a number of complex legal interpretations, WMA requires all personnel, inclusive of directors, to confer with the CCO and obtain clearance in writing, before entering into any securities transaction for which the individual has, or believes he or she may have, material non-public information. The CCO will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law governing such matters. All personnel of WMA, inclusive of directors, must follow the procedures described below or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties, including jail sentences.

3.	Procedures to be Followed by Personnel/Officers

a.	Identifying Inside Information

Before WMA personnel, inclusive of directors, trade for themselves, including accounts managed by WMA, in the securities of a company about which he or she may have material non-public, or “inside information,” they should ask themselves the following questions:

•	Is the information “material?” As a guideline, information about a company, or the market for its securities, is “material” if disclosure would be likely to affect the market price of the company’s securities or be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as (i) dividend increases or decreases, (ii) earnings estimates, (iii) changes in previously released earnings estimates, (iv) significant new products or discoveries, (v) developments regarding major litigation by or against the company, (vi) liquidity or solvency problems, (vii) significant merger or acquisition proposals, or (viii) similar major events which would be viewed as having materially altered the information available to the public regarding a company or the market for any of its securities.
•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by, for example, being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•	report the matter immediately to the CCO;
•	do not purchase or sell the securities on behalf of yourself or others, including clients of WMA; and
•	do not communicate the information inside or outside WMA, other than to the CCO.

After the CCO has reviewed the issue, you will be notified in writing whether you should continue the prohibitions against trading and communication, or whether you may trade and communicate the information.

If after consideration of the items set forth above you have any doubt as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you must discuss it with the CCO before trading or communicating the information to anyone.

b.	Personal Securities Trading – Clearance and Reporting

Pursuant to the Code, all Access Persons of WMA shall submit to the CCO written reports of transactions in Covered Securities.

c.	Restricting Access to Material Non-Public Information

Information in your possession that you identify as potentially material and non-public may not be communicated to anyone, including persons within WMA, except as provided otherwise herein.  In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

4.	Implementation

WMA has adopted various procedures to implement WMA’s Insider Trading Policy, which may be summarized as follows.

•	As part of the Manual, the Insider Trading Policy is distributed to all personnel and new personnel upon hire, and requires a written acknowledgement by all personnel, and must be reaffirmed in writing annually pursuant to Section I.D. of this Manual.
•	Pursuant to the provisions of the Code, Access Persons must disclose personal securities accounts and report at least quarterly any reportable transactions in their personal accounts.
•	Pursuant to Section IX of this Manual, all personnel must report outside business activities to the CCO that may result in access to material, non-public information.
•	The CCO reviews Access Person activity over the accounts for which they have Beneficial Ownership pursuant to the provisions of the Code.
•	The CCO provides guidance to personnel on any possible insider trading situations or questions.
•	As part of the review requirements applicable to the Manual under the Act, WMA’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.
•	The CCO prepares a written report to management of any possible violation of WMA’s Insider Trading Policy and is also responsible for implementing corrective and/or disciplinary action.
•	The CCO will annually conduct a training session for all WMA personnel regarding the operation of the Insider Trading Policy.